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PERICOM SEMICONDUCTOR REPORTS
FISCAL Q2 2009 FINANCIAL RESULTS

San Jose, Calif. – February 3, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal second quarter ended December 27, 2008.

Quarterly Summary

▪	Net revenues declined 30% sequentially and 24.5% year-over-year to $30.7 million
▪	Gross profits decreased $5.2 million sequentially and $4.3 million year-over-year.
▪	Gross margin of 34.9% was down 150 basis points on a sequential basis and down 200 basis points year-over-year.
▪	Net income fell 56.5% sequentially and 61.1% year-over-year to $1.7 million.
▪	Total shares repurchased during the period were 426,494 shares for $2.3 million.

Net revenues for the second quarter were $30.7 million, down 30% from the $43.9 million reported in the first quarter, and down 24.5% from the $40.7 million reported in the comparable period last year. Gross margin was 34.9%, down from 36.4% last quarter, and down from 36.9% in the comparable period last year. Net revenues for the six-month period ending December 27, 2008 were $74.6 million, down 5.8% from $79.2 million in the prior year comparable period. Gross margin in the six-month period ending December 27, 2008 was 35.8%, down from 36.7% in the comparable period last year.

Operating expenses in the quarter were $10.0 million, down from $11.1 million in the previous quarter and down slightly from $10.1 million in the comparable period last year. Operating expenses in the six-month period ending December 27, 2008 were $21.2 million, up from $20.0 million in the comparable period last year. Stock-based compensation expense in the quarter was $904,000, up from $795,000 in the previous quarter and up from $650,000 in the comparable period last year. Stock based compensation expense for the six-month period ended December 27, 2008 was $1.7 million, up from $1.2 million in the comparable prior year period.

Net income in the quarter was $1.7 million, or $0.07 per diluted share, compared with net income of $3.9 million, or $0.15 per diluted share in the first quarter and net income of $4.4 million, or $0.16 per diluted share, in the same period a year ago. Net income in the six-month period ending December 27, 2008 was $5.6 million, or $0.22 per diluted share, down from $8.3 million, or $0.31 per diluted share in the comparable prior year period.

“Our second quarter results reflect the difficult global economic environment in which we are currently operating,” said Alex Hui, president and CEO of Pericom.   “We experienced a sharp decline in revenue, which was consistent with declining end-market demand and inventory reduction initiatives across the supply chain.  As a result, we have taken steps to reduce our operating expenses to better match lower revenue expectations for our business.

“In the midst of these spending controls, we continue to invest in innovation.  Our team has identified key R&D programs that are important for Pericom’s long-term growth, focusing on connectivity and timing solutions for key serial protocols such as PCI-Express, DisplayPort, USB, SAS and SATA.  In the near-term, however, we are encouraged by the sustained design-in activity of our products into growth-oriented applications in the markets we serve. Enabling serial connectivity in computer, communication and consumer applications remains our primary focus, which we believe will position us well as end-market demand eventually stabilizes.”

New Products

In the December quarter, we continued to expand our serial connectivity solution with the introduction of 11 new products that were across the Signal Integrity, Timing and Connectivity product areas:

•
Expanding its solutions for high speed serial protocol signal integrity, Pericom introduced 4 new ReDriverTM products supporting the DisplayPortTM video graphics protocol and the SATA (Serial ATA) protocol for storage devices. These new products target notebook and desktop applications and enable these high speed serial signals to work across external cables to video and storage end points.

•
Adding to high speed Connectivity and Switching solutions, Pericom introduced 5 new switching and bridge products targeted across USB, Video, Ethernet switching, and PCI Express bridging applications. Applications include GPS, graphics and video display, notebook/docking, and ultra mobility platforms.

•
Expanding its timing solutions for next generation platforms, Pericom introduced 2 new products. The M series is a family of Spread Spectrum Crystal Oscillators aimed at set top box and wireless networking applications, while the ‘jitter cleaner’ clock IC is aimed at advanced Synchronous Gigabit Ethernet networking applications.

Share Repurchase Update

On April 26, 2007, the Company’s Board of Directors authorized the repurchase of 2.0 million shares and on April 29, 2008, our Board of Directors authorized the repurchase of an additional $30 million of our common stock.  The Company has completed the repurchase of 2,000,000 shares under the 2007 authority at a total cost of approximately $25.2 million. Pursuant to the 2008 authority, the Company repurchased 426,494 shares in the three months ended December 27, 2008 for an aggregate cost of $2.3 million and an average per share purchase price of $5.42.  The company also repurchased 60,810 shares in the quarter ended September 27, 2008 for $760,917, with an average  of $12.51 per share.  The remaining balance of potential share repurchases under the 2008 authority is approximately $26.9 million.

Fiscal Q3 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the third fiscal quarter are expected to be in the range of $23.0 million to $26.0 million.

•	Gross margins are expected to be in the 33.0% to 34.5% range.

•	Operating expenses are expected to be in the range of $9.2 to $9.5 million, which include stock-based compensation expense of approximately $0.9 million.

•	Other income is expected to be approximately $1.0 million, consisting primarily of interest income.

•	The effective tax rate is expected to be approximately 29 percent.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 857-6163 (domestic) or (719) 325-4837 (international) and reference “Pericom.”

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (888) 203-1112 and reference Passcode 4884200.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding Pericom being positioned to resume strong growth and the statements under the caption ‘Fiscal Q3 Outlook’, which regard the anticipated revenues, gross margins, operating expenses, other income and the effective tax rate. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our quarterly report on Form 10-Q for the quarter ended September 27, 2008 and in particular the risk factors sections of that filing.

- See Attached Tables -

3545 North First Street        San Jose, CA   95134        (408) 435-0800

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Dec 27	Sep 27	Dec 29	Dec 27	Dec 29
	2008	2008	2007	2008	2007

Net revenues	$30,732	$43,896	$40,726	$74,628	$79,194

Cost of revenues	20,013	27,914	25,694	47,927	50,161

Gross profit	10,719	15,982	15,032	26,701	29,033

Operating expenses:

Research and development	4,363	4,221	4,278	8,584	8,360

Selling, general and administrative	5,453	6,901	5,786	12,354	11,625

Restructuring charge	217	-	-	217	-

Total	10,033	11,122	10,064	21,155	19,985

Income from operations	686	4,860	4,968	5,546	9,048

Interest and other income	1,264	1,106	1,622	2,370	2,992

Other than temporary decline in value of investment	-	(44)	-	(44)	-

Income before income tax expense	1,950	5,922	6,590	7,872	12,040

Income tax expense	147	2,069	2,344	2,216	4,035

Minority interest in income of consolidated subsidiaries	(23)	(45)	(19)	(68)	(16)

Equity in net income (loss) of unconsolidated affiliates	(71)	117	169	46	290

Net income	$1,709	$3,925	$4,396	$5,634	$8,279

Basic income per share	$0.07	$0.15	$0.17	$0.22	$0.32

Diluted income per share	$0.07	$0.15	$0.16	$0.22	$0.31

Shares used in computing basic income per share	25,418	25,679	25,888	25,549	25,817

Shares used in computing diluted income per share	25,496	26,239	26,959	25,868	26,669

- more -

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	Dec 27, 2008	Jun 28, 2008
	(unaudited)
Assets

Current Assets:

Cash and cash equivalents	$26,888	$41,646
Short-term investments	67,405	72,108
Accounts receivable
Trade	26,856	29,002
Other receivables	5,561	1,684
Inventories	19,690	17,921
Prepaid expenses and other current assets	1,086	5,943
Deferred income taxes	3,957	3,344
Total current assets	151,443	171,648

Property, plant and equipment - net	33,759	29,173
Investments in unconsolidated affiliates	10,467	10,392
Deferred income taxes - non current	4,549	4,543
Long-term investments in marketable securities	21,644	10,171
Goodwill	1,672	1,325
Intangible assets	1,924	1,140
Other assets	2,163	3,191
Total assets	$227,621	$231,583

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$10,430	$13,431
Accrued liabilities	5,851	8,779
Total current liabilities	16,281	22,210

Long-term debt	1,664	-
Deferred tax liabilities	800	800
Other long term liabilities	1,018	-
Minority interest in consolidated subsidiaries	1,187	1,118
Total liabilities	20,950	24,128

Shareholders' equity:
Common stock and paid in capital	129,488	132,028
Retained earnings and other comprehensive income	77,183	75,427
Total shareholders' equity	206,671	207,455

Total liabilities and shareholders' equity	$227,621	$231,583

- end -

3545 North First Street        San Jose, CA   95134        (408) 435-0800